EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2015 Second Quarter Results

PLEASANTON, Calif., Feb. 4, 2015 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced its fiscal 2015 second quarter financial results.

"The Company achieved a number of important milestones in the second quarter, including the addition of 8 new mobile customers and new product introductions in our fixed and mobile product portfolio," said Rob Cain, Adept's President and CEO. "However, second quarter revenues were below our expectations due to delayed orders from several customers and geographic softening in China and Europe. We have carefully reviewed our opportunities and prospects for the remainder of the fiscal year and are seeing improved market conditions that gives us confidence our quarterly revenues will be closer to the quarterly revenue levels we experienced in fiscal 2014."

"For the remainder of fiscal 2015, we will continue to strategically invest in the business to drive long term growth, but at a slower pace than originally planned until we see revenues return to higher levels," added Mr. Cain. "We believe the growth drivers and long-term market opportunities for Adept remain intact, and we are focused on driving the business forward to deliver value for our customers and shareholders."

Second Quarter Fiscal 2015 Results

Revenues for the second quarter of fiscal 2015 were $11.8 million, compared with $14.6 million in the second quarter of fiscal 2014. Gross margin was 43%, compared with 47% in the second quarter of fiscal 2014. Operating expenses were $7.3 million, compared with $6.7 million in the second quarter of fiscal 2014. The Company's operating loss for the second quarter was $2.3 million, compared with operating income of $0.1 million in the second quarter of fiscal 2014. In the second quarter of fiscal 2015, Adept reported GAAP net loss attributable to common shareholders of $2.4 million, or $0.18 per share. This compares with net income of $0.1 million, or $0.01 per share, in the second quarter of fiscal 2014. Adept's non-GAAP adjusted EBITDA loss was $1.9 million in the second quarter of fiscal 2015, compared with EBITDA of $1.1 million in the second quarter of fiscal 2014. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below. Adept's cash and cash equivalents at December 27, 2014 totaled $4.2 million, and the Company did not draw on its credit facility during the quarter.

Quarterly Conference Call On February 4, 2015

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call on Wednesday, February 4, 2015 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to review the Company's financial and operating performance for the second quarter of fiscal 2015. The call can be accessed by dialing 1-888-312-3048. International callers can dial 1-719-325-2494. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its third quarter of fiscal 2015. The call may include statements regarding the Company's anticipated future financial performance and operational activities. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment charges, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for stabilization of our business, the impact of our cost reductions, new market strategies for our sales and opportunities in our geographic markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of acquisitions and strategic plans on our cash resources and operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2014, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 27, 2014	June 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 4,233	$ 7,600
Restricted cash	188	194
Accounts receivable	7,627	10,974
Inventories	10,608	10,296
Other current assets	811	545

Total current assets	23,467	29,609
Property and equipment, net	916	1,082
Goodwill	1,493	1,493
Other intangible assets, net	674	796
Other assets	123	90

Total assets	$ 26,673	$ 33,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,291	$ 7,709
Accrued payroll and related expenses	2,030	2,235
Accrued warranty expenses	874	897
Deferred revenue	91	644
Accrued income tax, current	—	10
Other accrued liabilities	623	848

Total current liabilities	7,909	12,343
Long-term liabilities:
Deferred income tax, long-term	400	430
Long-term obligations	8	130

Total liabilities	8,317	12,903

Total stockholders' equity	18,356	20,167

Total liabilities and stockholders' equity	$ 26,673	$ 33,070

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Revenues	$ 11,797	$ 14,588	$ 26,199	$ 28,159
Cost of revenues	6,737	7,749	14,696	15,058

Gross margin	5,060	6,839	11,503	13,101
Operating expenses:
Research, development and engineering	1,876	1,851	3,372	3,406
Selling, general and administrative	5,136	4,778	9,938	9,666
Settlement of litigation, net	260	—	260	—
Amortization of other intangible assets	61	61	122	122

Total operating expenses	7,333	6,690	13,692	13,194

Operating income (loss)	(2,273)	149	(2,189)	(93)
Interest expense, net	—	—	—	(5)
Foreign currency exchange gain (loss)	(174)	157	(96)	61

Income (loss) before income taxes	(2,447)	306	(2,285)	(37)
Provision for (benefit from) income taxes	(90)	102	(10)	157

Net income (loss)	(2,357)	204	(2,275)	(194)

Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	—	(24)	—	(48)
Dividends allocated to preferred stockholders	—	(80)	—	(160)

Net income (loss) attributable to common stockholders	$ (2,357)	$ 100	$ (2,275)	$ (402)

Net income (loss) per share attributable to common stockholders:
Basic	$ (0.18)	$ 0.01	$ (0.17)	$ (0.04)
Diluted	$ (0.18)	$ 0.01	$ (0.17)	$ (0.04)
Number of shares used in computing net income (loss) per share attributable to common stockholders
Basic	13,088	11,025	13,074	10,940
Diluted	13,088	13,334	13,074	10,940

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)

	Three Months Ended		Six Months Ended

	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013

Net income (loss)	$ (2,357)	$ 204	$ (2,275)	$ (194)
Interest income (expense), net	—	—	—	(5)
Provision for (benefit from) income taxes	(90)	102	(10)	157
Depreciation and amortization	266	273	528	548
Stock compensation expense	250	565	451	1,091
Adjusted EBITDA (loss)	$ (1,931)	$ 1,144	$ (1,306)	$ 1,607
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com